UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2015

STEAMPUNK WIZARDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-184061	45-5440446
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

11620 Wilshire Blvd Office 43, Suite 900 West Wilshire Center West Los Angeles, CA		90025
Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (504) 799-2550

FREEDOM PETROLEUM, INC.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[X]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Section 1 – Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

As disclosed in the Quarterly Report on Form 10-Q for the quarter ending April 30, 2015 that Steampunk Wizards, Inc. (f/k/a Freedom Petroleum, Inc.) (the “Company”, “we”, “us”, “our”) filed on June 19, 2015, on April 8, 2015, we signed a non-binding letter of intent with Steampunk Wizards Ltd., a company incorporated pursuant to the laws of Malta (“Steampunk”) to acquire 100% interest of Steampunk.  However, as further disclosed, there were a number of material conditions to close such acquisition, including an audit of Steampunk and drafting and negotiating definitive acquisition agreements.

We are filing this Report to disclose that on July 14, 2015, we entered into a definitive share exchange agreement (the “Share Exchange Agreement”) with Steampunk, Anton Lin, an individual, and the current sole officer and director of the Company (“Lin”) being the owner of record of 11,451,541 common shares of the Company and the persons listed in Exhibit A thereof (the “Shareholders”), being the owners of record of all of the issued share capital of Steampunk (the “Steampunk Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the Shareholders and the cancellation by Steampunk of the certificates evidencing the Steampunk Stock as registered in the name of each Shareholder, and pursuant to the registration of Freedom in the register of members maintained by Steampunk as the new holder of the Steampunk Stock and the issuance of the certificates evidencing the aforementioned registration of the Steampunk Stock in the name of Freedom, the Company will issue 4,812,209 shares (the “New Shares”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the Shareholders (or their designees), and Lin will cause 10,096,229 shares of the Company’s common stock that he owns (the “Lin Stock,” together with the New Shares, the “Acquisition Stock”) to be transferred to the Shareholders (or their designees), which collectively shall represent 55% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the Steampunk Stock, representing 100% of the issued share capital of Steampunk.  As a result of the exchange of the Steampunk Stock for the Acquisition Stock (the “Share Exchange”), Steampunk will become a wholly owned subsidiary (the “Subsidiary”) of the Company (the “Parent”) and there will be a change of control of the Company following the closing.

Steampunk develops computer games, applications and merchandise, and already has one game, Bungee Mummy, which is nearing commercial launch.

The closing of the Share Exchange Agreement is conditioned upon certain, limited customary representations and warranties, as well as the satisfaction or waiver of specified conditions to closing, including: (i) an audit of Steampunk; (ii) obtaining certificates of good standing from the entities respective states or countries of incorporation; (iii) Lin transferring the Lin Stock to the Shareholders; (iv) Steampunk registering the Company in the register of members maintained by Steampunk as the new holder of the Steampunk Stock and the issuance of the certificates evidencing the aforementioned registration of the Steampunk Stock in the Company’s name; and (v) Steampunk submitting certain required forms, including the Form T, Form I and Form K to the Malta Registrar of Companies. Accordingly, the Share Exchange may never occur.  If and when the closing conditions are satisfied or waived, we shall file another Current Report on Form 8-K to report same and disclose all other information required in such Report.

The Share Exchange Agreement may be terminated by either party if the Share Exchange is not closed by July 24, 2015, by mutual agreement of the parties or by either party if the other is in material breach of the agreement.

Following the closing of the Share Exchange Agreement, we intend to continue Steampunk’s historical businesses and proposed businesses. Our historical business and operations will cease.

The foregoing description of the Share Exchange Agreement does not purport to be complete and is qualified in its entirety by the Share Exchange Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description

10.1	Share Exchange Agreement dated July 15, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 15, 2015	Steampunk Wizards, Inc.

	By:	/s/ Anton Lin
Anton Lin, CEO